UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March 22, 2012

CirTran Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-49654	68-0121636
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4125 South 6000 West
West Valley City, Utah		84128
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:		(801) 963-5112

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01—ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 22, 2012, we entered into forbearance agreements respecting two creditors and related litigation against us as follows:

YA Global Investments, LP v. CirTran Corporation, Third Judicial District Court of Salt Lake County, State of Utah, case no. 100911400.

Background

On June 25, 2010, YA Global Investments, L.P. (“YA Global”) filed a lawsuit against us asserting claims for breach of contract, breaches of the uniform commercial code, and replevin.  YA Global seeks a judgment in the amount of $4,193,380.02, plus interest and attorneys fees, as well as a writ of replevin to compel us to turn over equipment and other property that YA Global claims was pledged as collateral to secure obligations owing to YA Global.  We do not dispute that we are indebted to YA Global in the amount of $3,161,355, plus interest, but we deny that we are in breach of our payment obligations because YA Global agreed to restructure the payment schedule and we relied on this agreement.

On January 24, 2011, we entered into a forbearance agreement with YA Global, including a confession of judgment in its favor.  On February 23, 2011, the court entered judgment based on the confession of judgment against us in the principal amount of $3,161,355, plus interest of $825,858.

On July 22, 2011, YA Global filed a motion in the ABS lawsuit (discussed above) seeking an order clarifying its position with respect to ABS and staying enforcement of that court’s order that we pay approximately $35,000 in legal fees to ABS.  In its motion, YA Global notified us that it intended to conduct a secured party’s public auction of all of our assets.  YA Global also informed us that we had defaulted under our January 2011 Forbearance Agreement and declared that all of our obligations to YA Global were immediately due and owing.  Further, YA Global stated that it intended to commence action to collect on our obligations and instructed us to assemble the assets.

At a hearing held on August 3, 2011, in the ABS reorganization proceeding referred to above on YA Global’s motion to stay enforcement, YA Global noted that the date of the proposed secured party’s public auction was August 30, 2011.  At the same time, YA Global notified us that the proposed sale of assets would be held on August 30, 2011.

At the hearing in the ABS matter, the Bankruptcy Court denied YA Global’s motion to stay the payment of attorneys’ fees by us.  Subsequently, the parties to the January 2011 settlement with YA Global entered into an agreement whereby YA Global agreed to cancel the proposed asset sale without waiver.

On September 30, 2011, YA Global directed us to assemble the collateral in order to enable it to take possession on or before October 6, 2011.  Following negotiations with YA Global, we confirmed our indebtedness to YA Global and arranged for it to take possession of collateral on October 17, 2011, on which date, all accounts receivable, collections, and other proceeds and products of the collateral would be held in trust by us for YA Global and immediately forwarded to it.

2012 YA Forbearance Agreement

On March 22, 2012, we entered into a formal forbearance agreement with YA Global, dated as of March 1, 2012 (the “2012 YA Forbearance Agreement”) in which we ratified our previous obligations under the debentures and agreed to pay the debentures, $25,000 at signing the 2012 YA Forbearance Agreement, $25,000.00 per month in March through June 2012, $50,000 per month in July through September 2012, $75,000 in the months of October and November 2012, $100,000 per month in the months of December 2012 through May 2013, $125,000 per month in the months of June through December 2013, and the balance in December 2014 (the “Termination Date”). In addition to the above minimum payments to YA Global, we are required to pay monthly excess cash flow, to the extent cumulatively available, consisting of consolidated earnings before interest, taxes, depreciation and amortization, less cash deposits for product orders received but not yet shipped, actual cash taxes paid, actual cash principal and interest paid, and reasonable out-of-pocket cash paid together with reasonable cash reserves in an amount not to exceed 5% of total net sales, provided that such excess cash flow payments shall not to exceed $50,000 in March 2012 and $25,00 per month in April 2012 and thereafter until the balance is paid.

We continue to have the right, subject to the consent of YA Global, to pay all or any portion of the payments listed above in common stock, with the conversion price to be used to determine the number of shares being equal to 85% of the lowest closing bid price of our common stock during the 10 trading days prior to the payment date.  The amount applied as a payment on the note and accrued interest will be adjusted to the value of the actual proceeds from the sale of the stock.

YA Global agreed to forbear from enforcing its rights and remedies as a result of the existing defaults and/or converting the debentures into shares of our common stock, until the earlier of our default under the 2012 YA Forbearance Agreement or the Termination Date.

Advanced Beauty Solutions, LLC v. CirTran Corporation, Case No. 1:08-ap-01363-GM.

Background

In connection with our prior litigation with Advanced Beauty Solutions (“ABS”), ABS claimed nonperformance by us and filed an adversary proceeding in its bankruptcy case proceeding in the United States Bankruptcy Court, Central District of California, San Fernando Valley Division.  On March 17, 2009, the Bankruptcy Court entered judgment in favor of ABS and against us in the amount of $1,811,667, plus interest.  On September 11, 2009, the Bankruptcy Court denied our motion to set aside the judgment.

On September 8, 2010, we executed an Assignment of Copyrights, thereby assigning our Copyright Registration No. TX-6-064-955, Copyright Registration No. TX-6-064-956, and Copyright to the True Ceramic Pro - Live Ops (TCPS) infomercial and related master tapes (collectively the “Copyrights”) to ABS, without reservation or exclusion, making ABS the owner of the Copyrights.

On February 23, 2011, we filed a Motion to Declare Judgment Fully Satisfied or Alternatively to Recoup Mutual Debts, requesting that the court determine that our assignment of the Copyrights resulted in full satisfaction of the ABS judgment.  On March 3, 2011, ABS brought a Motion for Order to Show Cause re Civil Contempt alleging that we had failed to make payments on ABS’s judgment in violation of the court’s orders.  At the hearing on April 6, 2011, the court denied our motion to declare the judgment fully satisfied and granted ABS’s motion, but did not hold us in civil contempt.  The court also set a hearing on the ABS motion for the order to show cause for July 8, 2011, regarding our compliance with collection orders, which the parties stipulated should be postponed until August 3, 2011.  The parties attended mediation on July 11, 2011, but no formal settlement resulted.  At the hearing in August, the court found that a basis existed to hold us in contempt and set an evidentiary hearing for October 6, 2011, to determine whether to issue a contempt citation.  We appealed the denial of the motion to declare judgment satisfied.

ABS Forbearance Agreement

On March 22, 2012, we entered into a formal forbearance agreement with ABS, dated as of March 1, 2012 (the “ABS Forbearance Agreement”), whereby ABS agreed to take no further judgment enforcement actions in consideration of the payment of $25,000 upon execution of the definitive ABS Forbearance Agreement and satisfaction of applicable conditions precedent.  The ABS Forbearance Agreement calls for us to pay $7,500 per month for 46 consecutive months (except for a payment of $15,000 in December 2012), commencing in March 2012, with the unpaid balance, as finally determined as provided below, due and payable in January 2016.  No interest on the principal would accrue unless the note is in default, in which case, it would bear interest at 10% per annum from the date of the ABS Forbearance Agreement.  In addition, we stipulated to an additional judgment for attorney’s fees incurred in negotiating the ABS Forbearance Agreement and entering into the related definitive agreements and in related post-judgment collection efforts.  The obligation to pay $1,835,000 under the ABS Forbearance Agreement would be secured by an encumbrance on all of our assets, subject to the prior lien and encumbrance in favor of YA Global.

The principal amount of $1,835,000 due under the ABS Forbearance Agreement would be reduced by the greater of the amount of credit granted in the bankruptcy proceedings for the value of the intellectual property we previously conveyed to ABS and the amount received by ABS from the sale of such intellectual property to a third party during the term of the ABS Forbearance Agreement, plus the amount of any distribution to which we are entitled as a creditor of ABS, provided, however, that in no event would the amount due under the ABS Forbearance Agreement be reduced below $90,000, which is the amount payable during the first 12 months under the ABS Forbearance Agreement.  ABS entered into a subordination agreement subordinating the obligation under the ABS Forbearance Agreement in favor of the obligations and first-priority security interest of YA Global.  We conveyed to ABS the trademarks and intellectual property previously conveyed by ABS to us.

Our appeal of the approximately $1.8 million judgment has been remanded in the ABS bankruptcy proceedings to conclusively determine the amount of credit due us for the conveyance of the intellectual property.  Except for the determination of the fair market value of the intellectual property and any enforcement or collection proceedings that may be required under the ABS Forbearance Agreement, all litigation and disputes between ABS and its affiliates, on the one hand, and us and our affiliates, on the other hand, would be dismissed, including the pending order to show cause regarding contempt against us, our subsidiaries, and Iehab Hawatmeh.

We have assigned to ABS our creditor claim against the estate of ABS, to the extent of the balance due under the ABS Forbearance Agreement.  Any distribution from the ABS estate in excess of the adjusted amounts due under the ABS Forbearance Agreement will be paid to us.

ITEM 9.01—FINANCIAL STATEMENTS AND EXHIBITS

The following are filed as exhibits to this report:

Exhibit Number*	Title of Document	Location

10	Material Contracts
10.40	Forbearance Agreement, including exhibits, with YA Global Investments, L.P., dated as of March 1, 2012, and entered into on March 22, 2012	Attached

10.41	Forbearance Agreement, including exhibits, with Advanced Beauty Solutions, LLC, dated as of March 1, 2012, and entered into on March 22, 2012	Attached

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CirTran Corporation

Dated: March 27, 2012	By:	/s/ Iehab J. Hawatmeh
Iehab J. Hawatmeh, President

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